Exhibit 99.1

Ideal Power Reports Fourth Quarter and Full Year 2023 Financial Results

AUSTIN, TX – February 29, 2024 -- Ideal Power Inc. (“Ideal Power,” the “Company,” “we,” “us” or “our”) (Nasdaq: IPWR), pioneering the development and commercialization of the highly efficient and broadly patented B-TRAN™ bidirectional semiconductor power switch, reports results for its fourth quarter and full year ended December 31, 2023.

“We made great progress delivering against our B-TRAN™ commercial roadmap in 2023 and that progress has continued into 2024,” said Dan Brdar, President and Chief Executive Officer of Ideal Power. “Strong momentum continues with participants in our test and evaluation program, particularly for solid-state circuit breaker and hybrid and electric vehicle applications. We expect to convert large OEMs into design wins and/or additional custom development agreements this year.”

Brdar continued, “We recently completed Phase II of our development agreement with Stellantis and commenced shipment of SymCool™ power modules to fulfill customer orders. We expect industrial markets, particularly the solid-state circuit breaker market served by our SymCool™ power module, to be the earliest source of our product sales ramp.”

Key Fourth Quarter and Recent Operational Highlights

●

Commenced commercial shipment of SymCool™ power modules to fulfill customer orders. The SymCool™ power module targets several applications including solid-state switchgear and circuit protection, renewable energy inverters for solar and wind, industrial inverters, hybrid and electric vehicles (“EVs”) and EV charging.

●

Successfully completed Phase II of a product development program with Stellantis, a top 10 global automaker. All Phase II deliverables were completed ahead of schedule including a wafer run and deliveries of tested B-TRAN™ devices, drivers and a Stellantis approved comprehensive reliability test plan for automotive qualification. Ideal Power is partnering with Stellantis’ advanced technology development team to develop a custom B-TRAN™ power module for use in EV drivetrain inverters in Stellantis’ next generation EV platform.

●

Stellantis recognized Ideal Power and its program with Stellantis as a finalist in the 2023 Stellantis Venture Awards, which was the result of the excellent performance of the commercial B-TRAN™ devices provided to the Stellantis team for testing and evaluation.

●

Released B-TRAN™ and SymCool™ videos and application notes for the technical audience at prospective customers, resulting in the addition of new opportunities to our sales funnel. The videos demonstrate the testing of discrete B-TRAN™ devices and SymCool™ power modules and the compelling advantages B-TRAN™ offers to solid-state circuit breaker applications.

●

Nearing completion of a qualification run with our second high-volume wafer fabrication partner. This wafer fab in Europe will support future revenue growth and add dual sourcing for wafer fabrication.

●

B-TRAN™ Patent Estate: Currently at 82 issued B-TRAN™ patents with 36 of those issued outside of the United States and 39 pending B-TRAN™ patents. Current geographic coverage includes North America, China, Japan, South Korea, India, and Europe, with pending coverage in Taiwan.

Fourth Quarter and Full Year 2023 Financial Results

●

Commercial revenue increased to $61,483 in the fourth quarter of 2023 from $0 in the fourth quarter of 2022. Commercial revenue increased to $161,483 for the full year 2023 from $0 for the full year 2022.

●	Grant revenue was $0 in the fourth quarter of 2023 and $37,388 for the full year 2023 compared to $16,608 in the fourth quarter of 2022 and $203,269 for the full year 2022.

●	Operating expenses in the fourth quarter of 2023 were $2.5 million compared to $2.0 million in the fourth quarter of 2022 driven primarily by higher research and development spending.

●

Operating expenses in the full year 2023 were $10.4 million compared to $7.3 million in the full year 2022 driven primarily by higher research and development spending and stock-based compensation expense.

●

Net loss in the fourth quarter of 2023 was $2.4 million compared to $1.9 million in the fourth quarter of 2022. Net loss in the full year 2023 was $10.0 million compared to $7.2 million in the full year 2022.

●

Cash used in operating, investing and financing activities in the fourth quarter of 2023 was $2.3 million compared to $2.1 million in the fourth quarter of 2022. Cash used in operating, investing and financing activities in the full year 2023 was $7.9 million compared to $6.8 million in the full year 2022.

●	Cash and cash equivalents totaled $8.5 million at December 31, 2023.

●	No long-term debt was outstanding at December 31, 2023.

2024 Milestones

For 2024, the Company has set or achieved the following milestones:

●	Successfully completed Phase II of development program with Stellantis

●	Secure Phase III of development program with Stellantis

●	Complete qualification of second high-volume production fab

●	Convert large OEMs in our test and evaluation program to design wins/custom development agreements

●	Add distributors for SymCool™ products

●	Initial sales of SymCool™ IQ intelligent power module

●	Begin third-party automotive qualification testing

Conference Call and Webcast: Fourth Quarter and Full Year 2023 Results

To access the call, please use the following information:

Date:	Thursday, February 29, 2024
Time:	10:00 AM ET
Toll-free dial-in number:	888-506-0062
International dial-in number:	973-528-0011
Participant Access Code:	233198

Please call the conference telephone number 5-10 minutes prior to the start time to ensure a proper connection. An operator will register your name and organization.

The conference call will be webcast live and available for replay on the Company’s investor relations website under the Events tab HERE.

An audio replay of the conference call will be available one hour after the live call until Midnight on March 14, 2024.

Toll Free Replay Number:	877-481-4010
International Replay Number:	919-882-2331
Replay ID:	49960

Recent CEO Interview

Ideal Power President and CEO Dan Brdar was recently interviewed by Diane King Hall with Schwab Network. Watch the full interview HERE.

Upcoming Investor Conferences

Emerging Growth Virtual Conference on March 7, 2024

Ideal Power plans to present at the Emerging Growth Virtual Conference on March 7, 2024 at 3:40 ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing. Analysts and investors may submit questions during the live webcast on March 7, 2024.

Roth Capital 36th Annual Conference on March 18, 2024

Ideal Power plans to present and participate in one-on-one meetings at the Roth Conference in Dana Point, California on March 18, 2024. Conference attendees are encouraged to request a one-on-one meeting with Ideal Power on Roth's online conference platform or contact their Roth representative.

The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The timing of Ideal Power’s presentation webcast and additional information about this conference will be provided by the Company when it is available.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is pioneering the development and commercialization of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN™ can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding our 2024 milestones and our expectation that we will convert large OEMs into design wins and/or additional custom development agreements this year. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN™ technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN™ technology, including the timing of the completion of our wafer fabrication runs with our semiconductor fabrications partners, the rate and degree of market acceptance for our B-TRAN™, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN™, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact:

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.
Balance Sheets
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$8,474,835	$16,345,623
Accounts receivable, net	70,000	65,936
Inventory	81,450	-
Prepayments and other current assets	482,890	491,365
Total current assets	9,109,175	16,902,924

Property and equipment, net	359,225	200,103
Intangible assets, net	2,580,066	2,036,431
Right of use asset	186,570	248,720
Other assets	13,034	11,189
Total assets	$12,248,070	$19,399,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$405,098	$130,503
Accrued expenses	455,112	254,218
Current portion of lease liability	70,683	64,597
Total current liabilities	930,893	449,318

Long-term lease liability	132,304	202,987
Other long-term liabilities	1,125,173	838,458
Total liabilities	2,188,370	1,490,763

Stockholders’ equity:
Common stock	5,998	5,926
Additional paid-in capital	107,116,362	105,011,318
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(97,049,450)	(87,095,430)
Total stockholders’ equity	10,059,700	17,908,604
Total liabilities and stockholders’ equity	$12,248,070	$19,399,367

IDEAL POWER INC.
Statements of Operations
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Commercial revenue	$61,483	$-	$161,483	$-
Grant revenue	-	16,608	37,388	203,269
Total revenue	61,483	16,608	198,871	203,269

Cost of commercial revenue	46,425	-	123,225	-
Cost of grant revenue	-	16,608	37,388	203,269
Total cost of revenue	46,425	16,608	160,613	203,269

Gross profit	15,058	-	38,258	-

Operating expenses:
Research and development	1,405,957	1,029,695	5,743,211	3,366,776
General and administrative	850,432	767,309	3,533,383	3,123,852
Sales and marketing	243,563	192,307	1,113,752	852,331
Total operating expenses	2,499,952	1,989,311	10,390,346	7,342,959

Loss from operations	(2,484,894)	(1,989,311)	(10,352,088)	(7,342,959)

Interest income, net	79,146	98,366	398,068	153,609

Net loss	$(2,405,748)	$(1,890,945)	$(9,954,020)	$(7,189,350)

Net loss per share – basic and diluted	$(0.39)	$(0.31)	$(1.61)	$(1.17)

Weighted average number of shares outstanding – basic and diluted	6,206,469	6,160,803	6,190,746	6,157,866

IDEAL POWER INC.
Statements of Cash Flows
(unaudited)

	Year Ended
	December 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(9,954,020)	(7,189,350)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	271,746	187,077
Write-off of fixed assets	-	937
Stock-based compensation	2,321,380	975,801
Stock issued for services	-	100,100
Decrease (increase) in operating assets:
Accounts receivable	(4,064)	167,326
Inventory	(81,450)	-
Prepaid expenses and other assets	68,780	(389,013)
Increase (decrease) in operating liabilities:
Accounts payable	274,595	3
Accrued expenses and other liabilities	(28,545)	(236,795)
Net cash used in operating activities	(7,131,578)	(6,383,914)

Cash flows from investing activities:
Purchase of property and equipment	(240,825)	(182,651)
Acquisition of intangible assets	(282,121)	(130,089)
Net cash used in investing activities	(522,946)	(312,740)

Cash flows from financing activities:
Payment of taxes on restricted stock unit vestings	(216,264)	(127,872)
Net cash used in financing activities	(216,264)	(127,872)

Net decrease in cash and cash equivalents	(7,870,788)	(6,824,526)
Cash and cash equivalents at beginning of period	16,345,623	23,170,149
Cash and cash equivalents at end of the period	$8,474,835	$16,345,623